EXHIBIT 99.1


AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY ANNOUNCES CLOSING OF PRIVATE OFFERING OF $10 MILLION OF ITS CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2024

WEST DES MOINES, Iowa, Dec 30, 2004 /PRNewswire-FirstCall via COMTEX/ -- American Equity Investment Life Holding Company (NYSE: AEL) today announced that it has closed a private offering (the "Offering") of $10 million aggregate principal amount of its 5.25% Contingent Convertible Senior Notes due 2024. The terms of the Notes are substantially identical to the $250 million aggregate principal amount of the company's 5.25% Contingent Convertible Senior Notes due 2024 that were issued on December 6, 2004.

The company expects to utilize substantially all of the net proceeds to increase the capital and surplus of its life insurance subsidiaries to support future growth of its business.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered. The Offering was made only to a qualified institutional buyer in accordance with Rule 144A under the Securities Act of 1933 (the "Securities Act"). The Notes and the shares of common stock issuable on conversion of the Notes have not been registered under the Securities Act or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities. The Company's headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding American Equity Investment Life Holding Company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such results may be impacted by factors outside the company's control. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the most recently ended fiscal year.

SOURCE American Equity Investment Life Holding Company

Debra J. Richardson, Sr. Vice President, +1-515-273-3551, drichardson@american-equity.com , or John M. Matovina, Vice Chairman, +1-515-273-3552, jmatovina@american-equity.com , or D. J. Noble, Chairman, +1-515-457-1705, dnoble@american-equity.com , all of American Equity Investment Life Holding Company (AEL).